Exhibit 99.1

For Immediate Release	Contact: Douglas J. Leech
Centra Financial Holdings, Inc/Centra Bank	304-581-6000

Centra Financial Holdings declares eleventh consecutive cash dividend.

The Board of Directors of Centra Financial Holdings, parent company of Centra Bank, has declared a $0.075 cash dividend to be paid on October 1, 2010 to shareholders of record on September 17, 2010. Douglas J. Leech, Centra Chairman and CEO announced following the Board’s September meeting.

Centra stock is owned almost entirely by local individuals from, Morgantown, WV, Fayette County, PA, Martinsburg, WV and Hagerstown, MD. The dividend is the company’s eleventh consecutive quarterly payment since beginning cash dividends in 2008.